Exhibit 99.1

HEARTWARE INTERNATIONAL ANALYST AND INVESTOR MEETING

ON NOVEMBER 5, 2015 TO BE WEBCAST

Framingham, Mass., October 28, 2015 - HeartWare International, Inc. (NASDAQ:HTWR), a leading innovator of less-invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced that it will be hosting an analyst and investor meeting on November 5, 2015 from 9:00 a.m. ET until 1:00 p.m. ET. The meeting will be webcast live at http://ir.heartware.com, and a replay will be made available following conclusion of the meeting.

HeartWare senior management will discuss the company’s business outlook and provide commentary on HeartWare’s announced acquisition of Valtech Cardio, Ltd., a privately held company that specializes in the development of innovative surgical and transcatheter valve repair and replacement devices for the treatment of mitral and tricuspid valve regurgitation. HeartWare’s senior management will be joined by Valtech’s senior management, as well as a renowned panel of international clinicians with experience in ventricular assist devices and mitral and tricuspid valve regurgitation interventions, including:

•	Prof. Karl-Heinz Kuck, M.D., Ph.D. – Asklepios Klinik St. Georg, Hamburg, Germany

•	Michael Mack, M.D., FACC – Baylor Health Care System, Plano, Texas, USA

•	Prof. Francesco Maisano, M.D. – University Hospital of Zurich, Zurich, Switzerland

•	Paul Grayburn, M.D., FACC – Baylor University Medical Center, Dallas, Texas, USA

•	Paul Jansz, M.D. – St. Vincent’s Hospital, Sydney, Australia

•	Steven Boyce, M.D. – MedStar Washington Hospital, Washington, D.C., USA

As part of the meeting, HeartWare and Valtech will each conduct product demonstrations before and after the presentations.

The live webcast will be accessible on HeartWare’s website at http://ir.heartware.com. A replay of the webcast will be available through the same link above following completion of the presentation. A slide presentation to accompany commentary will be made available just prior to the start of the event in the Investors section of HeartWare’s website at http://ir.heartware.com.

About Valtech Cardio, Ltd.

Valtech Cardio, Ltd., founded in 2005, is a privately held company specializing in the development of devices for mitral and tricuspid valve repair and replacement. Valtech has full in-house development, manufacturing, and clinical research capabilities, and over 150 patents and patent applications. The company, comprised of multidisciplinary development teams, works in close collaboration with world-renowned heart specialists to provide the best possible therapy for mitral patients. Funded in part from investments made by HeartWare International, Inc. (Nasdaq: HTWR) and other private investors, Valtech is headquartered in Or Yehuda, Israel. For more information, visit the company’s website: www.valtechcardio.com.

About HeartWare International

HeartWare International, Inc. develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small, full-support circulatory assist device designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. The HeartWare HVAD System is approved in the United States for the intended use as a bridge to cardiac transplantation in patients who are at risk of death from refractory end-stage left ventricular heart failure, has received CE Marking in the European Union and has been used to treat patients in 46 countries. The device is also currently the subject of a U.S. clinical trial for destination therapy. For additional information, please visit www.heartware.com.

Participants in the Solicitation

HeartWare, Valtech and their respective directors, executive officers, certain members of management and certain employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. A description of the interests in HeartWare of its directors and executive officers is set forth in HeartWare’s proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2015. This document is available free of charge at the SEC’s website at www.sec.gov or by going to HeartWare’s Investors page on its corporate website at www.heartware.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, and a description of their direct and indirect interests in the proposed transaction, which may differ from the interests of HeartWare stockholders or Valtech shareholders generally, was set forth in a preliminary proxy statement/prospectus on file with the SEC.

Additional Information about the Transactions and Where to Find It

In connection with the proposed Transactions, Holdco has filed a Registration Statement on Form S-4 that contains a preliminary proxy statement/prospectus, which is not yet final and will be amended. Holdco intends to file a final prospectus and other relevant materials and HeartWare intends to file a definitive proxy statement and other relevant materials with the SEC in connection with the proposed Transactions. Investors and security holders of HeartWare and Valtech are urged to read these materials when they become available because they will contain important information about HeartWare, Valtech and the Transactions. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Holdco or HeartWare with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Holdco or HeartWare by directing a written request to HeartWare’s investor relations department at HeartWare International, Inc., 500 Old Connecticut Path, Framingham, MA 01701, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Transactions.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the: commercialization of HeartWare and Valtech products; timing, progress and outcomes of clinical trials and regulatory approvals; research and development activities; our ability to integrate, manage and take advantage of acquired and pipeline technology; and the costs and benefits to be achieved from the Valtech transaction. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in Part I, Item 1A “Risk Factors” in HeartWare’s Annual Report on Form 10-K filed with the SEC. HeartWare may update risk factors from time to time in Part II, Item 1A “Risk Factors” in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the SEC.

HEARTWARE, HVAD, MVAD, PAL, SYNERGY, CIRCULITE and HeartWare logos are trademarks of HeartWare, Inc. or its affiliates. VALTECH, CARDIOBAND, CARDINAL, CARDIOVALVE, V-CHORDAL and Valtech logos are trademarks of Valtech Cardio, Ltd.

For additional information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartware.com

Phone: +1 508 739 0864

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